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                                                                    EXHIBIT 99.2

(COREMARK LOGO)

Contact:  Marcia Hunt                                  Andrea Calise
          Core-Mark International                      Kekst and Company
          (650) 589-9445                               (212) 521-4845


                                                           FOR IMMEDIATE RELEASE

             CORE-MARK REPORTS ON PROGRESS AND STRATEGIC INITIATIVES

               -- Ongoing Operations and Financials are Stable --

 -- Company Focused on Core Business and Customer Service During Restructuring -

    -- Integration of Former Fleming Convenience Business Expands Network --


SAN FRANCISCO, CA, OCTOBER 7, 2003 - Core-Mark International, Inc., a leading wholesale distributor to the convenience retail industry in North America, today announced that the Company continues to perform in a stable, ongoing operational and financial position and is taking new steps to enhance its business. Recently, the Company announced the commencement of the formal process to evaluate the potential sale of its business in preparation for emerging from Chapter 11. Core-Mark operates as a separate business and legal entity from its parent company, Fleming Companies, Inc.

PROGRESS UPDATE

Core-Mark has continued to achieve positive operational progress over the past six months. The Company reported that the quality and reliability of its service levels and other aspects of customer support are operating at historic levels. During the third quarter, Core-Mark's overall fill rate has exceeded 98%. In addition, Core-Mark has maintained positive cash flow since Fleming and Core-Mark filed for Chapter 11 bankruptcy protection on April 1, 2003.

"While our parent company's problems had an umbrella effect on Core-Mark regarding bankruptcy, we are pleased to report that our customer base remains strong, our fill-rates are at pre-bankruptcy levels, and we continue to sustain positive cash flow," said J. Michael Walsh, Chief Executive Officer and President of Core-Mark. "As we plan for the end of our Chapter 11 reorganization case, we


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are taking a number of steps, including adjusting our distribution network and reaffirming our focus on customer service, that will better position us to serve the growing convenience retail sector."

INTEGRATION OF HISTORIC FLEMING DISTRIBUTION CENTERS AND CUSTOMERS ADDED TO NETWORK

Core-Mark also announced that it will integrate three Eastern distribution centers that were historically part of Fleming's convenience business. These divisions include a center in Minneapolis, Minnesota (formerly Minter Weisman), Leitchfield, Kentucky (formerly Miller Hartman), and Atlanta, Georgia (formerly Head Distributing).

Concurrently, Fleming will close three divisions that were historically part of its convenience business. Customers serviced by the Adel, Georgia division will be serviced by Core-Mark's Atlanta division beginning next month. Some customers at the other two closing divisions, Altoona, Pennsylvania and Chicago, Illinois, will be serviced by Core-Mark. Fleming and Core-Mark intend to contact customers serviced by these facilities to discuss service options.

Core-Mark said the distribution network decisions were designed to most effectively position Core-Mark to serve its core, historic customer base and to allow for maximum efficiency as soon as it emerges from Chapter 11.

Walsh said, "We strategically chose to retain those historic Fleming convenience divisions that strengthen our ability to serve core customers and provide future sustainable growth. We are very pleased that we believe we will be able to integrate these Fleming convenience divisions and customers into our network seamlessly to avoid any disruption of service."

RESTRUCTURING UPDATE

In terms of its restructuring, Fleming and Core-Mark are continuing to work closely with their secured lenders and the Official Committee of Unsecured Creditors appointed by the U.S. Bankruptcy Court to agree on a strategy for Core-Mark to emerge from Chapter 11. Because Core-Mark is operationally independent from Fleming, the Company has not been impacted by the sale of Fleming's wholesale business.

"Given the success of our stabilization efforts, our ability to sustain positive cash flow and the long-term potential of the business, we are well positioned to initiate this process. Our objectives are to assure continued superior customer service well into the future and to successfully extend our business model into new markets while maximizing recovery for our creditors," Walsh concluded.

ABOUT CORE-MARK

Core-Mark International is a leading distributor of consumer packaged goods and store supplies to the convenience retail industry. Core-Mark provides distribution


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and logistics services as well as value-added programs to over 19,000 customer locations across 38 states and five Canadian provinces. Core-Mark services a variety of store formats including traditional convenience retailers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. Independently headquartered in San Francisco, California, Core-Mark is currently a subsidiary of Fleming Companies, Inc.

FORWARD LOOKING STATEMENT

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including, without limitation: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to retain and compensate key executives and associates; the ability of the company to retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Core-Mark and Fleming undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

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